Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement No. 333-59093 of Sun Capital Advisers Trust (the “Trust”) comprising of Sun Capital All Cap Fund, Sun Capital Investment Grade Bond Fund, Sun Capital Money Market Fund, Sun Capital Real Estate Fund, SC Davis Venture Value Fund, SC Value Small Cap Fund, and SC Blue Chip Mid Cap Fund on Form N-1A of our report dated February 11, 2005, appearing in the annual report of the Trust, for the year ended December 31, 2004, which is incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and under the headings “Financial Highlights” and “Additional Information” in the Prospectuses, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 29, 2005